Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2002 Omnibus Incentive Plan and Employee Stock Purchase Plan (Registration No. 333-96547), Form S-3 pertaining to the registration of $1.0 billion of debt securities (Registration No. 333-67943), Form S-8 pertaining to the Employee Stock Purchase Plan (Registration No. 333-40575), Form S-8 pertaining to the Deferred Compensation Plan (Registration No. 333-75492), Form S-8 pertaining to the Supplemental Compensation Plan for Outside Directors (Registration No. 333-109562) and Forms S-8 pertaining to the Stock Incentive Plan (Registration Nos. 333-65252 and 033-63007) of Trane Inc., of our reports dated February 14, 2008, with respect to the consolidated financial statements and schedules of Trane Inc. and the effectiveness of internal control over financial reporting of Trane Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

New York, New York

February 14, 2008